Exhibit 99.1

ALTRIA ANNOUNCES LEADERSHIP AND GOVERNANCE CHANGES

•	Altria’s Chairman and CEO, Howard Willard, retires from Altria.

•	Altria’s Board elects Billy Gifford to serve as CEO.

•	Altria’s Board separates the Chairman and CEO roles and names Thomas Farrell independent Chairman.

RICHMOND, Va. - April 17, 2020 - Altria Group, Inc. (Altria) (NYSE: MO) today announced Howard Willard’s retirement as Chairman of the Board of Directors (Chairman) and Chief Executive Officer (CEO) of Altria, effective April 14, 2020. Mr. Willard, who was recovering from COVID-19, decided to step down following 28 years of distinguished service to Altria and its subsidiaries.
Following Mr. Willard’s retirement, Altria’s Board of Directors (Board) elected Billy Gifford to serve as Altria’s CEO. Mr. Gifford has served in numerous senior leadership roles during his more than 25-year career at Altria, including most recently Vice Chairman and Chief Financial Officer where he was responsible for Altria’s financial functions as well as its core tobacco businesses, sales and distribution business, and Consumer & Marketplace Insights team. Previously he served as Altria’s Senior Vice President, Strategy and Business Development and President and CEO of Philip Morris USA. Mr. Gifford currently serves as a director at Anheuser-Busch InBev SA/NV as one of Altria’s designees.
Altria also announced the Board’s decision to separate the roles of Chairman and CEO. The Board elected Thomas Farrell, formerly the Board’s independent Presiding Director, as independent Chairman of the Board, effective April 16, 2020.
“The Board thanks Howard for his nearly 30 years of distinguished service to Altria and for helping to set the course for Altria’s 10-year vision to responsibly lead the transition of adult smokers to a non-combustible future,” said Mr. Farrell. “Our election of Billy as the next CEO reflects the Board’s belief that his collaborative leadership style, strategic mindset and deep financial and industry expertise are right to lead Altria towards that future.”
“We believe we’re well positioned to make significant progress against our vision,” said Mr. Gifford. “I’m excited to work with our strong leadership team, fantastic employees and key stakeholders to lead Altria forward in its pursuit of the 10-year vision.”
With Mr. Gifford’s new position, the Board also elected Salvatore Mancuso Executive Vice President and Chief Financial Officer. Over the course of his more than 29 years with Altria, Mr. Mancuso has held a variety of leadership roles across the Finance, Compliance and Strategy & Business Development organizations. In his most recent role as Senior Vice President, Finance and Procurement, Mr. Mancuso oversaw Altria’s Treasury, Tax, Audit, Financial Planning & Analysis, and Controller functions while also overseeing the Procurement and Information Services teams, among others.

“Sal is a well-respected leader across our Finance organization and the Altria family of companies. I look forward to continuing to work closely with him in his new role as our CFO,” said Mr. Gifford.

Altria’s Profile

Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Source: Altria Group, Inc.
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